EXHIBIT 6(l)

Loan No. 4693434-5001

Loan No. 4693434-5002

TERM LOAN AGREEMENT

Dated as of November 12, 2015

by and between

NEVADA STATE BANK,

as the lender and

Lake Mead Partners, LLC, a Delaware limited-liability company,

as the borrower

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INDEX

Section	Page Number

Section 1 – Definitions	Page 3

Section 2 – Description of Property and Loan	Page 6

Section 3 – Loan Proceeds	Page 6

Section 4 – Disbursement Procedures and Amounts	Page 6

Section 5 – Disbursement Conditions	Page 6

Section 6 – Right to Inspect Property	Page 9

Section 7 – Representations and Warranties of Borrower	Page 10

Section 8 – Covenants of Borrower	Page 12

Section 9 – Default by Borrower	Page 17

Section 10 – Remedies	Page 18

Section 11 – Miscellaneous	Page 19

Section 12 – Arbitration Disclosures	Page 23

Section 13 – Unlawful Use, Medical Marijuana, Controlled Substances	Page 25

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TERM LOAN AGREEMENT

This TERM LOAN AGREEMENT ("Agreement") is dated and effective as of November 12, 2015, between Lake Mead Partners, a Delaware limited-liability company ("Borrower") and NEVADA STATE BANK ("Bank").

WITNESSETH:

A. Pursuant to the terms of this Agreement, Bank has agreed to make two loans to Borrower in the aggregate amount of Thilty Million and No/100 Dollars ($30,000,000.00) or so much thereof as may be advanced (together, the "Loans").

B. Borrower's obligations to repay the Loans shall be evidenced by that ce1tain Promissory Note, in the amount of Twenty Nine Million Five Hundred Thousand and No/100 Dollars ($29,500,000.00) and that certain Promissory Note in the amount of Five Hundred Thousand and No/100 Dollars ($500,000.00) (together, the "Notes"), each executed by Borrower, payable to the order of Bank.

C. Repayment of the Notes is secured by that certain Deed of Trust and Security Agreement With Assignment of Rents and Fixture Filing ("Deed of Trust") on the real property ("Property") described on attached Exhibit "A", and the personal property now or in the future located on the Prope1ty, all of even date herewith. (The Deed of Trust and all financing statements, this Loan Agreement, any guaranties of payment or completion required by Bank, and any other collateral documents required by Bank in connection with the Loans (defined below) are collectively called the "Security Documents").

D. The terms and conditions of the Notes, and all Security Documents shall be in form and substance satisfactory to Bank.

NOW, THEREFORE, for valuable consideration, Borrower and Bank agree that the following terms and conditions govern the Loans:

1. Definitions. The following definitions shall be used in this Agreement:

"Agreement" shall mean this Term Loan Agreement, by and between Bank and Borrower, of even date herewith.

"Bank" shall mean NEVADA STATE BANK.

''Borrower" shall mean Lake Mead Partners, LLC, a Delaware limited-liability company.

"Deed of Trust" shall have the meaning for that term set forth in Paragraph B of the Recitals of this Agreement.

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"Debt Service" shall mean all principal and interest payments due on obligations secured by a lien against the Property, for any given period of time.

"Debt Service Coverage Ratio" shall have the meaning for that term set forth in Section 8(t) of this Agreement.

"Environmental Laws" means all applicable federal, state and local laws pertaining to air and water quality, hazardous waste, waste disposal, underground storage tanks and other environmental matters, including, but not limited to, the Clean Water, Clean Air, Federal Water Pollution Control, Solid Waste Disposal, Resource Conservation Recovery and Comprehensive Environmental Response, Compensation and Liability Acts, and any applicable laws of the State of Nevada, and the rules, regulations and ordinances of Clark County, the agencies of the government of the State of Nevada, the Environmental Protection Agency, the U.S. Fish and Wildlife Service and all applicable federal, state and local agencies and bureaus.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

"Event of Default" shall have the meaning for that term set forth in Section 9 of this Agreement.

"GAAP" shall mean generally accepted accounting principles in the United States of America set out in the opinions and pronouncements of the "Accounting Principles Board" and the "American Institute of Certified Public Accountants" and statements and pronouncements of the "Financial Accounting Standards Board" or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

"Guarantor" shall have the meaning for that term set forth in Section 5 of this Agreement.

"Guaranty" shall have the meaning for that term set forth in Section 5 of this Agreement.

"Hazardous Materials" means any substance, material, or waste which is or becomes regulated by any local governmental authority, the State of Nevada, or the United States Government or agency or instrumentality thereof, or which is otherwise regulated or defined as a "hazardous waste", "extremely hazardous waste", or such other similar classification under any Environmental Law.

"Liquid Assets" shall have the meaning set forth for that term in Section 8(x) of this Agreement.

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"Loans" shall have the meaning set forth for that term in Paragraph A of the Recitals of this Agreement.

"Loan Proceeds" shall have the meaning for that term set forth in Section 3 of this Agreement.

"Material Adverse Change" means a change resulting from any circumstance or event of whatever nature (including any adverse determination in any litigation) which may (a) materially and adversely affect the validity or enforceability of any Security Document; (b) materially and adversely affect the condition (or otherwise), operations, business or assets of Borrower, Guarantor or any party or person affiliated or related thereto; (c) materially impair the ability of Borrower or Guarantor to fulfill any material obligation under this Agreement, the Notes, the Deed of Trust, or any other Security Document; or (d) cause an Event of Default or occurrence or non-occurrence that with the passage of time or the giving of notice would constitute an Event of Default.

"Maturity Date" shall have the meaning for that term set forth in Section 4.2 of this Agreement.

"Net Operating Revenues" shall mean income and revenue received by Borrower, and resulting or arising from the ownership, use, occupancy or operation of the Property, i) excluding proceeds of insurance payable on account of physical damage to or destruction of the Property, ii) excluding all awards made to or consideration received by Borrower in connection with the exercise of or arising out of condemnation or eminent domain proceedings, iii) and .less typical and customary operating expenses of the Property (as determined by the Bank in the reasonable exercise of its discretion).

"Notes" shall have the meaning set forth for that term in Paragraph B of the Recitals of this Agreement.

"Operating Account" shall have the meaning set forth for that term in Section 7(o) of this Agreement.

"Property" shall have the meaning set forth for that term in Paragraph B of the Recitals of this Agreement.

"Security Documents" shall have the meaning set forth for that term in Paragraph B of the Recitals of this Agreement.

"Tenant Improvement Reserves" shall have the meaning set forth for that term in Section 8(w) of this Agreement.

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"Title Company" shall have the meaning for that term set forth in Section 5(b) of this Agreement.

"Title Policy" shall have the meaning for that term set forth in Section 5(c) of this Agreement.

2. Description of Property and Loans. Borrower will use the Loan Proceeds from the $29,500,000.00 Note for term financing secured by the Property, and shall use the Loan Proceeds from the $500,000.00 for tenant improvements and leasing commissions related to the Property.

3. Loan Proceeds. The proceeds of the Loans available to be advanced to Borrower ("Loan Proceeds") are the original principal amount of the Notes less closing costs and expenses set forth in a loan closing statement prepared in connection with the Loans, subject, however, to the provision of Section 4.4 of this Agreement, below.

4. Disbursement Procedures and Amounts.

4.1 Interest on Loans. Interest on the Loans shall accrue at the non-default rate specified in the Notes. At maturity, upon the occurrence of an Event of Default or at the acceleration of the Loans, interest on the then outstanding principal balance of the Loans shall accrue at the default rate specified in the Notes. All monthly interest payments on the Notes shall be automatically deducted from the Operating Account.

4.2 Principal. Borrower shall pay the outstanding principal amount of the Loans in accordance with the respective Notes. The entire outstanding principal amount of the Loans, together with all .accrued and unpaid interest and all other amounts owed by Borrower to Bank in connection with the Loans, shall be due and payable in full on the respective maturity dates stated in the Notes ("Maturity Date"), unless sooner payable pursuant to the terms of this Agreement, by reason of acceleration of the Maturity Date or otherwise. All monthly principal payments on the Notes shall be automatically deducted from the Operating Account.

4.3 Additional Security. Borrower unconditionally assigns and grants to Bank, as additional security for the performance of Borrower's obligations under this Agreement, a security interest in i) the Operating Account, ii) the proceeds of the Notes and each Security Document, iii) Borrower's interest in all Loan Proceeds held by Bank, whether or not disbursed, iv) all funds deposited by Borrower with Bank under this Agreement, and v) all reserves, deferred payments, deposits, refunds, cost savings, and payments of any kind relating to the Property. Upon any Event of Default of Borrower, Bank may use any of the foregoing or any purpose related to the Loans, or for any purpose for which Borrower could have used them under this Agreement' or with respect to the financing of the Property. Bank will also have' all other rights and remedies as to any of the foregoing that are provided under applicable law or in equity.

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4.4 Disbursement of $500,000.00 Note. The $500,000.00 Note shall not be disbursed at the closing of the Loans, but, instead, for the first two (2) years after the date of this Agreement, shall be disbursed for tenant improvements and/or leasing commissions upon presentation to Bank of invoices and lien releases (in the case of tenant improvements) and commissions statements from licensed real estate brokers (in the case of leasing commission). All disbursements from the Loan Proceeds originating from the $500,000.00 Note may at Bank's sole election be paid directly to the party entitled to payment thereof or in the form of joint checks payable to Borrower and/or the party entitled to payment thereof. All tenant improvements paid for from Loan Proceeds originating from the $500,000.00 Note shall comply in every respect with all applicable zoning and building regulations, and Bank reserves the right to require third-party inspections of all tenant improvements to ensure such compliance before making any disbursements from the Tenm1t Improvement Reserves, provided, however, that Bank agrees that any disbursements of the Loan Proceeds from the $500,000.00 Note shall be made within twenty-one (21) days of Borrower's written request (subject to the terms of this Section 4.4). After that date which is two (2) years from the date of this Agreement, there shall be no further disbursements of Loan Proceeds originating from the $500,000.00 Note.

5. Disbursement Conditions. Prior to the advance of any party of the Loans hereunder, Borrower shall, upon request, be required to submit to Bank the following each in form and content approved by Bank (unless Bank has waived any such consent in writing):

(a) This Agreement, the Notes, the Deed of Trust (which must be duly recorded), any financing statements required by Bank (which must be duly filed) and all other Security Documents and appropriate resolutions to borrow executed by Borrower, all duly executed by Borrower.

(b) A preliminary title report, issued by a title insurance company acceptable to bank ("Title Company") relating to the Property and showing all exceptions to title.

(c) An ALTA Lender's extended coverage policy of title insurance ("Title Policy") issued by Title Company at Borrower's expense upon recordation of the Deed of Trust (or assurance satisfactory to Bank from the Title Company that the Title Policy will be issued), which Title Policy shall be in liability amount and form satisfactory to Bank. This Title Policy must show the Deed of Trust as first lien on the Property, subject only to exceptions approved in writing by Bank, and shall have attached any endorsements reasonably required by Bank.

(d) An assignment of all tenant leases, equipment leases and management contracts for the Property, if any. (Borrower acknowledges that all tenant leases are subject to Bank's prior written approval as to form, substance and tenant, which consent shall not be unreasonably withheld or delayed.)

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(e) Evidence satisfactory to Bank that all required approvals pertaining to the Property, including all necessary permits, licenses, or consents of governmental authorities having' jurisdiction over the Property have been obtained and remain in force and effect, and that the Property is suitably zoned for its intended use.

(f) A current ALTA/ACSM survey of the Property by a registered engineer or land surveyor correctly showing any improvements and the relationship of any such improvements to the property line of the Property and correctly showing any other items required by Bank or the Title Company.

(g) Payment by Borrower of a "loan fee" in the amount equal to one half of one percent (0.50%) of the face value of the Notes, which fee is payable concurrently with the execution of this Agreement. All such fees shall be deemed fully earned when paid and shall be non-refundable.

(h) A Phase 1 environmental assessment of the Property, an environmental use questionnaire relating to the Property, other data, materials and information relating to the environmental condition and status of the Property, and such further environmental assessments, soils reports, investigations, reviews and studies as may be reasonably necessary to verify that the Property is free from Hazardous Materials (defined below) contamination.

(i) Certified copies of Borrower's articles of organization and operating agreement, and evidence of its organization and existence in the State of Delaware and authorization to do business in the State of Nevada (to the extent required by Nevada law). ·

(j) An appraisal of the Property, satisfactory to Bank in the sole and absolute exercise of its discretion, showing the value of the Property to be at least an amount sufficient to maintain an "AS IS" "loan to value ratio" of no more than seventy five percent (75%). Borrower acknowledges and agrees that if at any time such loan to value ratio exceeds 75%, Borrower shall immediately, upon Bank's demand, reduce the principal balance of the Loans so that such loan to value ratio does not exceed 75%. Bank may, at Borrower's expense, require a re-appraisal of the Property from time to time, but not more than once each twelve-month period of time, with such appraisals to be in a form acceptable to Bank and completed by an appraiser acceptable to Bank.

(k) There shall have been recorded in the Official Records of Clark County, Nevada, as applicable, with respect to the Property, all subdivision and parcel maps required by Nevada law with respect to the Property.

(1) Bank shall have approved the form and substance of all conditions, covenants and restrictions, recorded or to be recorded in the Official Records of Clark County, Nevada, that govern the Property (and Borrower further agrees that no conditions, covenants and restrictions shall be so recorded without Bank's prior written consent).

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(m) Unless waived by Bank, a soils report, prepared by an environmental consultant or engineer acceptable to Bank, stating that the condition of the soils in and on the Property is acceptable for the improvements located on the Propetty.

(n) Certification from the appropriate governmental agency as to the propensity for flooding on and around the Property, which Bank acknowledges has been provided to Bank.

(o) An as-built ALTA/ACSM survey by a registered engineer or land surveyor certified to Bank and the Title Company showing adjoining streets and alleys, the location of improvements located on the Property and the existence of any easements, visible or recorded, upon which survey such engineer or surveyor certifies that the survey correctly shows the relationship of the buildings or other structures to the prope1ty lines indicated thereon, that there are no encroachments of buildings or structures either onto or off of the Property except as shown on the survey, and that the setbacks are in conformity with the local zoning ordinances.

(p) Issuance by the Title Company of a title policy and reasonable endorsement(s), at Borrower's expense, with Borrower and Bank to agree to such endorsements as part of escrow instructions to be given by them at such time as the Deed of Trust is recorded in the official records of the Clark County, Nevada, recorder.

(q) Unless waived by Bank, a certificate of an architect or other consultant for the Property acceptable to Bank that the improvements located on the Property have been completed in accordance with all applicable laws, ordinances and regulations and that all required utilities, services, streets and other off-site improvements are complete and adequate to service the Prope1ty as completed.

(r) An unconditional guaranty (collectively, if more than one, the "Guaranty") of the Loans, in a form and substance acceptable to Bank, from Garo Kholamian, GK Development, Inc., an Illinois corporation, and Garo Kholamian as Trustee of the Garo Kholamian Revocable Trust (together, the "Guarantor").

(s) Such other documents and/or information as Bank may reasonably require.

6. Right to Inspect Property. Bank, or parties designated by Bank, shall have the right to enter upon and inspect the Property from time to time at all reasonable times, upon reasonable notice, for the purpose of determining that the terms and conditions of this Agreement are being observed, provided, however, that Bank shall take all steps reasonably required to minimize any interference with operations on the Property. Bank is under no obligation to construct or supervise the Property and any inspection by Bank of the Property is for the sole purpose of protecting the security of Bank. Borrower will make or cause to be made such other independent inspections as it may desire for its own protection and Borrower will rely on its own judgment with respect to the Property.

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7. Representations and Warranties of Borrower. Borrower, in addition to all other representations made and warranties given herein, represents and warrants to Bank as follows:

(a) No condemnation or eminent domain proceeding has been commenced or, to the actual knowledge of Borrower, threatened against the Property.

(b) Borrower has no actual knowledge of any notices or violations of federal or state law or municipal ordinances, including without limitation any Environmental Laws (defined below), or orders or requirements of any governmental body or authority to whose jurisdiction the Property is subject.

(c) The execution, delivery and performance of the transactions contemplated by this Agreement, the Notes and the Security Documents will not, to Borrower's actual knowledge, conflict with or result in a breach of the terms or provisions of any existing law, regulation or order of any court or governmental body or authority, or any other document, instrument or agreement to which Borrower is a party or is bound.

(d) This Agreement, the Notes and the Security Documents to which Borrower is a party will be validly executed and delivered by Borrower and will constitute the legal, valid and binding obligations of Borrower, enforceable against it in accordance with their respective terms.

(e) There are no actions or proceedings pending against Borrower, any real property or project owned by Borrower, the Property, other than such as may arise in the ordinary course of business, which may in any manner whatsoever substantially affect the validity, priority or enforceability of the Agreement, the Notes or the Security Documents or the construction, use, occupancy and operation of the Property or any part thereof. ·

(f) Telephone services, gas, electric power, storm sewers, sanitary' sewer and water facilities are available to the Property, and to Borrower's actual knowledge are adequate to serve the Property and are not subject to any conditions, other than normal charges· to the utility supplier, which would limit the use of such utilities. To Borrower's actual knowledge, all streets and easements necessary for construction and operation of the Property are available to the boundaries of the Property.

(g) Except as otherwise disclosed by Borrower to Bank, neither Borrower nor, to the best of Borrower's actual knowledge, any previous owner, tenant, occupant· or user of the Property used, generated, released, discharged, stored or disposed of any Hazardous Materials (defined below) on, under or in the Property, or transported any Hazardous Materials to or from the Property.

(h) The Property complies with or shall comply with, as required, the federal Endangered Species Act and all Environmental Laws, and the Americans With Disability Act.

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(i) To the actual knowledge of Borrower, there is no fact which Borrower has not disclosed to Bank in writing which materially adversely affect the Property or the ability of Borrower to perform any of its obligations arising under this Agreement.

(j) All financial information furnished to Bank by Borrower, or its representatives with respect to Borrower in connection With the Loans (i) is complete and correct in all materials respects, and (ii) accurately represents the financial condition of Borrower at the date of issuance. Borrower has no material or contingent liability not disclosed to Bank in writing and there is no material lien, claim, charge or other right of others of any kind (including liens or retained security titles of conditional vendors) or any property of Borrower not disclosed in such financial statements or otherwise disclosed to Bank in writing.

(k) There has been no material adverse change in the condition, financial or otherwise, of Borrower since the dates of the latest financial statements furnished to Bank by Borrower. Since those dates, Borrower has not entered into any material transaction not disclosed in such financial statements or otherwise disclosed to Bank in writing.

(l) Borrower has filed all required federal, state and local tax returns and has paid all property taxes and other taxes due (including interest and penalties, but subject to lawful extensions disclosed to Bank) with respect to Borrower or the Property, other than taxes being promptly and actively contested in good faith and by appropriate proceedings. Borrower is maintaining adequate reserves for tax liabilities (including contested liabilities).

(m) Borrower currently uses no trade name other than its actual name. For purposes of this Agreement, Borrower's principal place of business is at its address shown below.

(n) As of the closing of the subject transaction, Borrower shall have good and marketable fee simple title to the Property, and the lien of the Deed of Trust shall be a first position lien, with the exception of those encumbrances disclosed by the Title Company to Bank.

(o) Borrower shall immediately open and maintain with Bank all of its operating accounts with respect to the Property (the "Operating Account"), and shall maintain the Operating Account with Bank throughout the term of this Agreement. Ali monthly loan payments shall be deducted from the Operating Account

(p) Borrower shall take all steps required, and shall remain at all times during the term of this Loans, a limited liability company, organized and existing under the laws of the State of Delaware and authorized to do business in the State of Nevada (to the extent required by Nevada law). The articles of organization and operating agreement as provided by Borrower to Bank are each true and accurate, and have not been amended in any way.

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The above representations and warranties and any representations and warranties made by Borrower in Borrower's application for the Loans or any loan commitment issued by Bank shall survive the making and repayment of the Loans.

8. Covenants of Borrower. In addition to any other obligations and duties of Borrower hereunder, Borrower covenants as follows:

(a) Borrower shall give notice immediately to Bank of any notice of any claim made by any party arising in connection with or against the Property or Borrower that will materially and adversely affect the Property or Borrower's ability to repay the Loans.

(b) Unless Bank otherwise agrees in writing, Borrower shall use all Loan Proceeds solely for expenditures relating to term financing for the Property.

(c) Borrower shall comply with, and keep in effect, all permits and approvals obtained from any governmental bodies that related to the lawful use of the Property and to comply with all existing and future laws, regulations, orders and requirements of all governmental, judicial, or other legal authorities having jurisdiction over the Property, and with all recorded restrictions affecting the Property.

(d) Borrower shall not, without Bank's prior written consent (which will not be unreasonably withheld, conditioned or delayed), purchase or install materials, equipment, fixtures, or articles or personal property of Borrower placed in or on the Property under any security agreement or other agreement in which the seller reserves or purports to reserve title or the right of removal or repossession, or the right to consider them personal property after their incorporation in the work of construction, unless authorized by Bank in writing, except to replace personal property or if otherwise required by applicable law.

(e) Upon Bank's demand, Borrower shall pay and discharge all claims and liens for labor done and materials and services furnished to Borrower in connection with the Property. Borrower will have the right to contest in good faith any claim or lien, provided that it does so diligently and without prejudice to Bank. Upon Bank's request, Borrower will promptly provide a bond, cash deposit, or other security reasonably satisfactory to Bank to protect Bank's interest and security should the contest be unsuccessful.

(f) In addition to any insurance requirements set forth in the Deed of Trust (which shall control in the event of a conflict between the terms of this Agreement and the Deed of Trust), Borrower shall maintain in force, until full payment of the Loans, all insurance reasonably required by law or Bank, flood insurance, worker's compensation insurance, and public liability insurance (in an amount of not less than the amount Bank may require in the reasonable exercise of its discretion). The policies must be approved by Bank as to amounts, form, risk coverage, deductibles, insurer, and loss payable and cancellation provisions. Bank's approval, however, shall not be a representation of the solvency of any insurer or the sufficiency of any amount of insurance. All such policies shall, in Bank's reasonable discretion, name Bank as an additional loss payee or shall include a mortgagee endorsement acceptable to Bank. Bank may, in the reasonable exercise of discretion, alter the insurance required under the terms of this Agreement, the Deed of Trust or the Security Documents pursuant to the terms of such reports. Borrower shall also maintain workmen's compensation insurance in adequate amounts to the extent required by Nevada law.

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(g) Borrower shall comply with, and cause the use and operation of the Property, and all activities on the Property or with respect to the Property, at all times, to comply with all applicable Environmental Laws. Borrower shall not cause or permit the presence, use, generation, release, discharge, storage or disposal of any Hazardous Materials on, under, in or about, or the transportation of any Hazardous Materials to or from, the Property, except for any such Hazardous Materials, the use or presence of which are necessary or customary in projects similar to the Prope1ty, provided that any such use or presence shall occur only under and in compliance with any required governmental permits and otherwise fully comply at all times with all applicable local, state and federal laws and regulations relating to such use or presence.

(h) Borrower shall at all times comply with the provisions of the federal Endangered Species Act and the Americans with Disabilities Act, as the application of such Acts may affect the development and use of the Property.

(i) Borrower shall pay Bank on demand any reasonable expenses suffered, incurred or paid by Bank which relate to the negotiation, preparation, execution, delivery, administration, modification, performance, enforcement and interpretation of the Loans, this Agreement, and any related matters or the exercise or defense of Bank's rights and actions hereunder, or which relate to the Notes or the Security Documents, including without limitation, any charges for surveys, appraisals and inspections, and reasonable attorneys' fees, costs or expenses arising out of any of the foregoing.

G) Borrower shall comply in all material respects with all laws, regulations and ordinances and requirements of all government agencies and all third parties relating to Borrower, the Property or Borrower's business thereon.

(k) Borrower shall promptly pay prior to delinquency all general and special real property taxes and assessments imposed against the Property and all other taxes, license fees and assessments imposed on Borrower or the Property.

(1) Borrower shall maintain complete books of account and other records reflecting its operations (in connection with any other businesses as well as with respect to the Prope1ty).

(m) Borrower shall execute and acknowledge, or cause to be executed and acknowledged, and delivered to Bank all documents, and take all actions, reasonably required by Bank from time to time to confirm the rights created or now or hereafter intended to be created under this Agreement, the Notes or any other Security Document, to protect and futiher the validity, priority and enforceability of the Security Documents, to subject to the Security Documents any property intended by the terms of this Agreement, the Notes or any Security Document to be covered by the Security Documents, or otherwise to carry out the purposes of this Agreement and the transactions contemplated hereunder.

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(n) Borrower shall give notice to Bank, within ten (10) days of Borrower's learning thereof, of each of the following:

(i) Any litigation or claim affecting or relating to the Property and involving an amount in excess of $50,000.00; and any litigation or claim that might subject Borrower to liability in excess of $50,000.00, unless such claim is within the coverage of applicable insurance policies and the defense of such claim has been tendered to and accepted without reservation by the carriers thereunder, and the aggregate of all such claims, and the aggregate of all such claims does not exceed the policy limits for the applicable insurance policies;

(ii) Any dispute between Borrower and any governmental agency relating to the Property, the adverse determination of which might materially affect the Property;

(iii) Any trade name hereafter used by Borrower and any change in Borrower's principal place of business;

(iv) The creation or imposition of any mechanic's lien (or any other lien against the Property), created or caused by Borrower or any of Borrower's tenants located or the Property, to the extent that such lien is in excess of $25,000 and, in the case of a lien caused by a tenant or tenant's agent, is not removed within fifteen (15) days after Borrower's written demand to such tenant;

(v) Any Event of Default or event which, with the giving of notice or the passage of time or both, would constitute an Event of Default;

(vi) Any material default by Borrower or any other party under any contract or Agreement with respect to the Property that would materially and adversely affect Bank's security; and

(vii) Any material adverse change in the financial condition of Borrower from the most recent financial statements of Borrower delivered to Bank.

(Financial Covenants)

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(o) Borrower's Financial Statements. Borrower shall furnish to Bank, within ninety (90) days of the end of each year, a copy of the annual consolidated financial statement of Borrower for the previous year, prepared in accordance with GAAP, and consistently applied, and certified by Borrower's chief financial officer. Borrower shall furnish to Bank within thirty (30) days of the end of each of the first three calendar quarters of each year (March 31, June 30 and September 30), a copy of the quarterly consolidated financial statement for Borrower for the previous calendar quarter, prepared on a cash basis and in accordance with accounting principles reasonably acceptable to Bank, and consistently applied, and certified by Borrower's chief financial officer. Borrower agrees and authorizes Bank and Borrower's accountant or accountants to, if Borrower is unable to provide Bank information concerning Borrower's financial statements that Bank deems necessary, communicate directly with respect to Borrower's records, audits and financial statements.

(p) Guarantor's Financial Statements. Each individual Guarantor (including trusts) shall furnish to Bank, within thirty (30) days of the anniversary date of the last financial statement provided by such Guarantor to Bank, a copy of the annual financial statement of such Guarantor for the previous year, and including a statement of all liquid assets and real estate owned, all prepared in accordance with accounting principles reasonably acceptable to Bank, and consistently applied. Every other Guarantor shall furnish to Bank, within sixty (60) days of the end of each year, a copy of the annual consolidated financial statement of such Guarantor for the previous year, prepared in accordance with accounting principles reasonably acceptable to Bank, and consistently applied, and certified by such Guarantor. Each Guarantor agrees and authorizes Bank and Guarantor's accountant or accountants to, if Guarantor is unable to provide Bank information concerning Guarantor's financial statements that Bank deems necessary, communicate directly with respect to Guarantor's records, audits and financial statements.

(q) Rent Rolls. Borrower shall furnish to Bank, within twenty (20) days of end of each calendar quarter, the then-current rent roll for the property, in such form and content as Bank may require, along with copies of all leases for the Property not previously provided to Bank.

(r) Borrower's and Guarantor's Tax Returns. Borrower and Guarantor shall each furnish to Bank, within fifteen (15) days of filing, copies of its/his federal tax returns and all extensions therefor and schedules and attachments thereto (including, without limitation, K-1's).

(s) OFAC. Neither Borrower nor any Guarantor is (or will be) a person with whom Bank is restricted from doing business under regulations of the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury of the United States of America (including, those Persons named on OFAC's Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons. In addition, Borrower hereby agrees to provide Bank with any additional information that Bank may deem necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.

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(t) Debt Service Coverage Ratio. The Debt Service Coverage Ratio for the Property shall not at any time be less than 1.25 to 1.0. For purposes of this Agreement, the term "Debt Service Coverage Ratio" shall mean the ratio of Net Operating Revenues to Debt Service. The Debt Service Coverage Ratio shall be calculated annually, using on a trailing twelve-month basis. If the Debt Service Coverage Ratio is ever at any time less than 1.25 to 1.0, after written notice to Borrower from Bank so stating, Bank may (in its sole discretion) require a new appraisal of the Property at Borrower's sole expense (from a licensed appraiser approved by Bank and in a form and substance approved by Bank). In addition, within forty five days of Bank's written request, Borrower to make such further principal reductions to the Notes as may be required to make the Debt Service Coverage Ratio at least 1.25 to 1.0.

(u) USA Patriot Act Notice. Bank hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) ("Act"), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Bank to identify Borrower in accordance with the Act.

(v) Other information. In addition to the information required above, Borrower shall provide to Bank such other interim financial statements, information or documents as Bank may reasonably require.

(w) Reserves. Each month, with Borrower's monthly payment under the Notes, Borrower shall deposit monthly with Bank an amount equal to twenty cents ($00.20) per square foot of leasable space in the Property (the "Tenant Improvement Reserves"), which square footage is 158,839 according to the appraisal report for the Property prepared by CBRE dated September 30, 2015. The Tenant Improvement Reserves shall be released by Bank to pay for tenant improvements to the Property and/or leasing commissions for the Property upon presentation to Bank of lien releases and invoices (in the case of tenant improvements) or commission statements from licensed real estate brokers (in the case of leasing commissions). All payments from Tenant Improvement Reserves may at Bank's sole election be paid directly to the party entitled to payment thereof or in the form of joint checks payable to Borrower and/or the party entitled to payment thereof. All tenant improvements paid for from the Tenant Improvement Reserves shall comply in every respect with all applicable zoning and building regulations, and Bank reserves the right to require third-party inspections of all tenant improvements to ensure such compliance before making any disbursements from the Tenant Improvement Reserves. Bank shall make all disbursements from the Tenant Improvement Reserves within. twenty-one (21) days of Borrower's written request therefore, subject to the provisions of this Section 8(w).

(x) Minimum Liquidity. Guarantor(s) shall maintain, in the aggregate, Liquid Assets of at least $1,000,000.00, tested annually. The term "Liquid Assets" shall mean cash, readily marketable securities, and the "current surrender value" of life insurance policies held in the name of Guarantor(s). Notwithstanding the foregoing, Liquid Assets shall not include any assets that are pledged, frozen, held, controlled by a third party, and/or encumbered/hypothecated in any way.

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(y) Property Manager. All property managers for the Property, and all property management agreements, are subject to the Bank's prior written consent, which will not be unreasonably withheld or delayed. Bank acknowledges that it has approved that certain Property Management and Leasing Agreement, of even date herewith, by and between Borrower and GK Development, Inc., an Illinois corporation.

9. Default by Borrower. The occurrence of any of the following events shall constitute an Event of Default under this Agreement:

(a) Borrower fails to make any payment of interest or principal within ten (10) days of the date when due under the Notes, or any payment obligations, provided, however, that Bank shall provide Borrower with written notice of any delinquent payment(s) under the Notes, if any, at least once each calendar year.

(b) Borrower fails to make any deposit of funds required under this Agreement within fifteen (15) days after written notice from Bank. ·

(c) Borrower fails to comply with any other covenants contained in this Agreement (that calls for the payment of money) and does not cure that failure within thirty (30) days after notice from Bank.

(d) Borrower fails to comply with any covenant contained in this Agreement, and does not cure that failure within thirty (30) days after notice from Bank, provided however, that if Borrower is unable to effectuate a cure of such failure to comply within thirty (30) days of Bank's written notice, after reasonably diligent efforts, such failure shall not be an event of Default so long as the cure in question is effectuated within sixty (60) days of Bank's written notice thereof.

(e) A petition in bankruptcy is filed by or against Borrower or any Guarantor, or a receiver or trustee of any property of Borrower or any Guarantor is appointed, or Borrower or any Guarantor files a petition for an arrangement under any provisions of fed ral, or state bankruptcy or receivership laws, or any other law, state or federal (unless, in any such case, such petition is dismissed within ninety (90) days of filing), or makes an assignment for the benefit of creditors or is adjudged insolvent by any state or federal court.

(f) A default occurs under the Notes, the Deed of Trust, and/or any other Security Documents, and is not cured within any applicable cure periods.

(g) All or any material portion of the Property is condemned, seized or appropriated by any governmental agency.

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(h) The Property is materially damaged or destroyed by fire or other casualty to such an extent that Bank reasonably concludes that funds derived from insurance proceeds, if any (collectively, "Available Proceeds"), will not be sufficient to pay in full the costs of repair, reconstruction and completion (if applicable) of the Property and Borrower fails to deposit into the Account within thirty (30) days after written request therefor, an amount sufficient to pay the difference between estimated costs of repair, reconstruction and completion (if applicable) and the Available Proceeds.

(i) Borrower or any Guarantor is dissolved, liquidated or terminated, or Borrower or any Guarantor is sold or otherwise transferred (or all or substantially all of the assets of Borrower or any Guarantor) are sold or otherwise transferred without Bank's prior written consent.

(j) Any Guaranty of Borrower's obligations hereunder is repudiated, revoked or terminated without Bank's prior written consent, or any Guarantor claims that its guaranty is ineffective or unenforceable, in whole or in part, and for any reason, with respect to amounts then outstanding or amounts that might in the future be outstanding, and Borrower fails to provide Bank, within sixty (60) days thereafter, with a substitute guaranty reasonably acceptable to Bank.

(k) Any individual Guarantor of any of Borrower's obligations hereunder dies and Borrower fails to provide Bank, within sixty (60) days thereafter, with a substitute guaranty reasonably acceptable to Bank.

(1) Any representation or warranty made by Borrower or any Guarantor in connection with this Agreement, or any document or agreement made or submitted in connection with this Agreement, is materially false or misleading, and results in Bank's reasonable believe that its security is thereby impaired.

(m) A material adverse change occurs in Borrower's financial condition, any Guarantor's financial condition, or there is a material adverse change in the value or condition of the Property that would otherwise cause an Event of Default hereunder, or there is any other Material Adverse Change.

10. Remedies. If any one or more Events of Default shall have occurred and shall continue beyond the expiration of the applicable cure period, if any, specified for such Event of Default, Bank shall have the right and power, all in the sole discretion of Bank, to exercise one or more of the following remedies.

(a) To declare the entire principal balance of the Notes then due and payable.

(b) To enter upon the Property, in its own right or by court appointed receiver, and operate the Property.

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These remedies are in addition to any other remedies which Bank may have hereunder or under the Notes, the Deed of Trust or any other Security Documents, at law or in equity, including the right to foreclose any security for Borrower's obligations under this Agreement, all in such order and manner as Bank may determine in its sole and absolute discretion.

In connection with any construction undertaken pursuant to the provisions of this section, Bank may (i) engage builders, contractors, architects, engineers and others for the purpose of furnishing labor, materials and equipment in connection with the Property; (ii) pay, settle or compromise all bills or claims which are or may become liens against the Property or which have been or shall be incurred in any manner in connection with equipping the Property; and (iii) take such action hereunder, or refrain from acting hereunder, as Bank may, in its sole discretion, from time to time, determine to be necessary or desirable to carry out the intent of this section. All sums paid or incurred by Bank directly or indirectly in connection with equipping the Prope1ty, however incurred, shall be repaid by Borrower to Bank upon demand, with interest at the same rate as is provided in the Notes to the date of payment, and until so repaid shall be secured by the Deed of Trust and other Security Documents.

11. Miscellaneous.

(a) Waiver of Breach. Bank's rights and remedies under this Agreement, the Notes and the Security Documents are cumulative and in addition to all rights and remedies provided by law or in equity from time to time. The exercise by Bank of any right or remedy shall not constitute a cure or waiver of any default, nor invalidate any notice of default or any act done pursuant to any such notice, nor prejudice Bank in the exercise of any other right or remedy. No waiver of any action shall be implied from any omission by Bank to take action on account of such default if such default persists or is repeated. No waiver of any default shall affect any default other than the default expressly waived, and any such waiver shall be operative only. for the time and to the extent stated. No waiver of any provision of this Agreement, the Notes or ilny Security Document shall be. construed as a waiver of any subsequent breach of the same provision. Bank's consent to or approval ofany act by Borrower requiring further consent or approval shall not be deemed to waive or render unnecessary Bank's consent to or approval of any subsequent act. Bank's acceptance of a late performance of any obligation shall not constitute a waiver by Bank of the right to require prompt performance of all further obligations; Bank's acceptance of any performance following the sending or filing of any notice of default shall not constitute a waiver of Bank's right to proceed with the exercise of its remedies for any unfulfilled obligations; and Bank's acceptance of any partial performance shall not constitute a waiver by Bank of any rights relating to the unfulfilled portion of the applicable obligation.

(b) Notices. Except as otherwise provided by law, any notice, request, demand, consent, approval or other communication ("Notice") provided or permitted under this Agreement, or any other instrument contemplated hereby, shall be in writing, signed by the party giving such Notice and shall be given by personal delivery to the other party or by United States certified or registered mail, postage prepaid, return receipt requested, addressed to the party for whom it is intended at its address as set forth in the Deed of Trust. Unless otherwise specified, Notice shall be deemed given when received, but if delivery is not accepted, on the earlier of the date delivery is refused or the third day after same is deposited in any official United States Postal Depository. Any party from time to time, by Notice to the other parties given as above set forth, may change its address for purpose of receipt of any such communication.

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(c) Assignment. The provisions hereof shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, administrators, executors, successors, and assignees; PROVIDED, HOWEVER, that this Agreement shall be personal to Borrower and no assignment by Borrower of any of its rights under this Agreement is permitted and no such assignment shall be binding upon Bank or of any effect unless the prior written consent of Bank to such assignment has first been procured and payment of such assumption fees as Bank may require.

(d) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements between the parties hereto.

(e) Severability. It is understood and agreed by the parties hereto that if any part, term or provision of this Agreement is held by any court to be illegal or invalid, the legality and validity of the remaining portions or provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

(f) Interpretation. The section headings set forth in this Agreement are for the purpose of convenience to and ready reference by the parties. It is agreed and understood by the parties that such headings shall not be deemed to define, limit or extend the scope or intent of the sections to which they pertain. Whenever the context requires, all words used in the singular will be construed to have been used in the plural and vice versa, and each gender will include any other gender.

(g) Incorporation. The preamble, exhibits and schedules attached hereto are hereby incorporated into this Agreement and made a part hereof.

(h) Performance By Bank. If Borrower shall fail to perform any obligation hereunder that requires the payment of money, Bank may perform such obligation upon fifteen (15) days' written notice to Borrower (unless Bank shall in its reasonable discretion determine that the security for the Loans is imminently threatened or impaired by such failure, in which case no such prior notice is required), and any sums expended by Bank pursuant to this subsection shall be deemed to be advances under the Loans and shall bear interest until repaid at the default rate of interest specified in the Notes.

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(i) Costs and Expenses. If any lawsuit is commenced to enforce or interpret any of the terms of this Agreement, the prevailing party shall have the right to recover its reasonable attorneys' fees and costs of suit from the other party.

(j) Consistency. The terms of this Agreement, the Notes, and the Security Documents supersede any inconsistent terms of Bank's loan commitment to Borrower, if any; provided, that all obligations of Borrower under the commitment to pay any fees to Bank or any costs and expenses relating to the Loans or the commitment shall survive the execution and delivery of this Agreement, the Notes and the Security Documents. The terms of this Agreement supersede any inconsistent terms of the Notes or the Security Documents.

(k) Third Patty Consultants. If there is an Event of Default, and if reasonably required by Bank, Bank may hire such third-party consultants as it deems reasonably necessary, the costs of which shall be paid by Borrower, to perform such other services contemplated by this Agreement as may, from time to time, be required by Bank.

(l) No Third Party Beneficiaries. This Agreement is made for the sole protection and benefit of Bank and Borrower and their successors and assigns. No trust fund is created by this Agreement and no other persons or entities will have any right of action under this Agreement or any right to the Loan Proceeds.

(m) Relationship. Nothing herein shall be construed to constitute Bank and Borrower a partnership or joint venture, or Bank an agent of Borrower, it being agreed that the sole relationship between Bank and Borrower shall be that of lender and borrower.

(n) Governing Law. It is understood and agreed by the parties that this Agreement is made in the State of Nevada and that the laws of the State of Nevada shall govern the legality, validity, construction, interpretation and effect of this Agreement.

(o) Participations. Bank may grant participations in the Loans, the Notes, and Security Documents at any one time and may furnish any participant or prospective participant with all documents and information relating to Borrower and the Loans that Bank ·deems advisable in connection therewith. Borrower's indemnity obligations under this Agreement, the Notes and the Security Documents shall also apply with respect to any participant and the directors, officers, agents and employees of any participant.

(p) Cure Periods. All cure periods provided for herein or in the Notes, the Deed of Trust, or the Security Documents, shall run concurrently with any statutory cure periods

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(q) Jury Trial Waiver. Borrower and Bank hereby waive their respective rights to a trial by jury in any action or proceeding based upon, or related to, the subject matter of the Notes, the Deed of Trust, this Loan Agreement or the other Security Documents (defined above). This waiver is a knowing, intentional and voluntary waiver made by Borrower and Bank, and Borrower acknowledges that neither Bank nor any person acting on behalf of Bank has made any representations of fact to induce this waiver of trial by jury on in any way to modify or nullify its effect. Borrower and Bank acknowledge that this waiver is a material inducement to enter into a business relationship, that each of them has already relied on this waiver and that each of them will continue to rely on this waiver.

(r) Counterparts. This Loan Agreement may be executed in any number of counterparts each of which shall be deemed an original and all of which shall constitute one and the same effect as if all parties had signed the same signature page. Any signature page of this Loan Agreement may be detached from any counterpart of this Loan Agreement identical in form hereto but having attached to its one or more additional signature page.

(s) Waivers. To the extent permitted by law, Borrower hereby waives and relinquishes: (i) the defense of the statute of limitations in any action hereunder or in any action for the collection of any indebtedness or the performance of any obligation arising in connection with the Notes; (ii) any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other person or persons or the failure of Bank to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other person or persons; (iii) demand, protest and notice of any kind; (iv) any defense based upon an election of remedies by Bank, including, without limitation, the marshaling of assets (or any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal); (v) any defense arising because of Bank's election, in any proceeding instituted under the Federal Bankruptcy Code, of the application of Section 1111 (b) of the Federal Bankruptcy Code; (vi) any defense based on any borrowing or grant of a security interest under Section 364 of the Federal Bankruptcy Code; (vii) any defense based upon an election of remedies by Bank, including, without limitation, any election to proceed by judicial or non-judicial foreclosure of any security, whether real prope1ty or personal property security, or by deed in lieu thereof, and whether or not every aspect of any foreclosure sale is commercially reasonable, or any election of remedies.

(t) Document Imaging. Bank shall be entitled, in its sole discretion, to image or make copies of all or any selection of the agreements, instruments, documents, and items and records governing, arising from or relating to any of Borrower's loans, including, without limitation, this Agreement, the Notes, the Deed of Trust and the other Security Documents, and Bank may destroy or archive the paper originals. The parties hereto (i) waive any right to insist or require that Bank produce paper originals, (ii) agree that such images shall be accorded the same force and effect as the paper originals, (iii) agree that Bank is entitled to use such images in lieu of destroyed or archived originals for any purpose, including as admissible evidence in any demand, presentment or other proceedings, and (iv) further agree that any executed facsimile (faxed), scanned, or other imaged copy of this Agreement, the Notes, the Deed of Trust and the other Security Documents shall be deemed to be of the same force and effect as the original manually executed document.

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12. Arbitration Disclosures. ARBITRATION IS FINAL AND BINDING ON THE PARTIES AND SUBJECT TO ONLY VERY LIMITED REVIEW BY A COURT. IN ARBITRATION THE PARTIES ARE WAIVING THEIR RIGHT TO LITIGATE IN OURT, INCLUDING THEIR RIGHT TO A JURY TRIAL. DISCOVERY IN ARBITRATION IS MORE LIMITED THAN DISCOVERY IN COURT. ARBITRATORS ARE NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR LEGAL REASONING IN THEIR AWARDS. THE RIGHT TO APPEAL OR SEEK MODIFICATION OF ARBITRATORS' RULINGS IS VERY LIMITED. A PANEL OF ARBITRATORS MIGHT INCLUDE AN ARBITRATOR WHO IS OR WAS AFFILIATED WITH BANKING INDUSTRY. ARBITRATION WILL APPLY TO ALL DISPUTES BETWEEN THE PARTIES, NOT JUST THOSE CONCERNING THE AGREEMENT. IF YOU HAVE QUESTIONS ABOUT ARBITRATION, CONSULT YOUR ATTORNEY OR THE AMERICAN ARBITRATION ASSOCIATION.

(a) Any claim or controversy ("Dispute") between or among the parties and their employees, agents, affiliates, and assigns, including, but not limited to, Disputes arising out of or relating to this agreement, this arbitration provision ("arbitration clause"), or any related agreements or instruments relating hereto or delivered in connection herewith ("Related Agreements"), and including, but not limited to, a Dispute based on or arising from an alleged tort, shall at the request of any party be resolved by binding arbitration in accordance with the applicable arbitration rules of the American Arbitration Association (the "Administrator"). The provisions of this arbitration clause shall survive any termination, amendment, or expiration of this agreement or Related Agreements. The provisions of this arbitration clause. shall supersede any prior arbitration agreement between or among the parties. The arbitration proceedings shall be conducted in Las Vegas, Nevada. The Administrator and the arbitrator(s) shall have the authority to the extent practicable to take any action to require the arbitration proceeding to be completed and the arbitrator(s)' award issued within 150 days of the filing of the Dispute with the Administrator. The arbitrator(s) shall have the authority to impose sanctions on any party that fails to comply with time periods imposed by the Administrator or the arbitrator(s), including the sanction of summarily dismissing any Dispute or defense with prejudice. The arbitrator(s) shall have the authority to resolve any Dispute regarding the terms of this agreement, this arbitration clause, or Related Agreements, including any claim or controversy regarding the arbitrability of any Dispute. All limitations periods applicable to any Dispute or defense, whether by statute or agreement, shall apply to any arbitration proceeding hereunder and the arbitrator(s) shall have the authority to decide whether any Dispute or defense is barred by a limitations period and, ifso, to summarily enter an award dismissing any Dispute or defense on that basis. The doctrines of compulsory counterclaim, res judicata, and collateral estoppel shall apply to any arbitration proceeding hereunder so that a party must state as a counterclaim in the arbitration proceeding any claim or controversy which arises out of the transaction or occurrence that is the subject matter of the Dispute. The arbitrator(s) may in the arbitrator(s)' discretion and at the request of any party; (1) consolidate in a single arbitration proceeding any other claim arising out of the same transaction involving another party to that transaction that is bound by an arbitration clause with Bank, such as borrowers, guarantors, sureties, and owners of collateral; and (2) consolidate or administer multiple arbitration claims or controversies as a class action in accordance with Rule 23 of the Federal Rules of Civil Procedure.

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(b) The arbitrator(s) shall be selected in accordance with the rules of the Administrator from panels maintained by the Administrator. A single arbitrator shall have expertise in the subject matter of the Dispute. Where three arbitrators conduct an arbitration proceeding, the Dispute shall be decided by a majority vote of the three arbitrators, at least one of whom must have expertise in the subject matter of the Dispute and at least one of whom must be a practicing attorney. The arbitrator(s) shall award to the prevailing party recovery of all costs and fees (including attorneys' fees and costs, arbitration administration fees and costs, and arbitrator(s)' fees). The arbitrator(s), either during the pendency of the arbitration proceeding or as part of the arbitration award, also may grant provisional or ancillary remedies including but not limited to an award of injunctive relief, foreclosure, sequestration, attachment, replevin, garnishment, or the appointment of a receiver. Judgment upon an arbitration award may be entered in any court having jurisdiction, subject to the following limitation: the arbitration award is binding upon the parties only if the amount does not exceed Four Million Dollars ($4,000,000.00); if the award exceeds that limit, either party may demand the right to a court trial. Such a demand must be filed with the Administrator within thirty (30) days following the date of the arbitration award; if such a demand is not made with that time period, the amount of the arbitration award shall be binding. The computation of the total amount of an arbitration award shall include amounts awarded for attorney's fees and costs, arbitration administration fees and costs, and arbitrator(s)' fees.

(c) No provision of this arbitration clause, nor the exercise of any rights hereunder, shall limit the right of any party to: (1) judicially or non-judicially foreclose against any real or personal property collateral or other security: (2) exercise self-help remedies, including but not limited to repossession or setoff rights; or (3) obtain from a court having jurisdiction there over any provisional or ancillary remedies including but not limited to injunctive relief, foreclosure, sequestration, attachment, replevin, garnishment, or the appointment of a receiver. Such rights can be exercised at any time, before or after initiation of an arbitration proceeding, except to the extent such action is contrary to the arbitration award. The exercise of such rights shall not constitute a waiver of the rights to submit any Dispute to arbitration, and any claim or controversy related to the exercise of such rights shall be a Dispute to be resolved under the provisions of this arbitration clause. Any party may initiate arbitration with the Administrator. If any party desires to arbitrate a Dispute asserted against such party in a complaint, counterclaim, cross-claim, or third-party complaint thereto, or in an answer or other reply to any such pleading, such party must make an appropriate motion to the trial court seeking to compel arbitration, which motion must be filed with the court within 45 days of service of the pleading, or amendment thereto, setting forth such Dispute. If arbitration is compelled after commencement of litigation of a Dispute, the party obtaining an order compelling arbitration shall commence arbitration and pay the Administrator's filing fees and costs within 45 days of entry of such order. Failure. to do so shall constitute an agreement to proceed with litigation and waiver of the right to arbitrate. In any arbitration commenced by a consumer regarding a consumer Dispute, Bank shall pay one half of the Administrator's filing fee, up to $250.

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(f) Notwithstanding the applicability of any other law to this agreement, the arbitration clause, or Related Agreements between or among the parties, the Federal Arbitration Act, 9 U.S.C. Section 1 et seq., shall apply to the construction and interpretation of this arbitration clause. If any provision of this arbitration clause should be determined to be unenforceable, all other provisions of this arbitration clause shall remain in full force and effect.

13. UNLAWFUL USE, MEDICAL MARIJUANA, CONTROLLED SUBSTANCES AND PROHIBITED ACTIVITIES. The undersigned shall not use, occupy, or permit the use or occupancy of the Property or any collateral located thereon (the "Collateral") by the undersigned or any lessee, tenant, licensee, permitee, agent, or any other person in any manner that would be a violation of any applicable federal, state or local law or regulation, regardless of whether such use or occupancy is lawful under any conflicting law, including without limitation any law relating to the use, sale, possession, cultivation, manufacture, distribution or marketing of any controlled substances or other contraband (whether for commercial, medical, or personal purposes), or any law relating to the medicinal use .or distribution of marijuana (collectively, "Prohibited Activities"). Any lease, license, sublease or other agreement for use, occupancy or possession of the Property or Collateral (collectively a "lease") with any third person ("lessee") shall expressly prohibit the lessee from engaging or permitting others to engage in any Prohibited Activities. The undersigned shall upon demand provide Bank with a written statement setting forth its compliance with this section and stating whether any Prohibited Activities are or may be occurring in, on or around the Property or Collateral. If the undersigned becomes aware that any lessee is likely engaged in any Prohibited Activities, The undersigned shall, in compliance with applicable law, terminate the applicable lease and take all actions permitted by law to discontinue such activities. The undersigned shall keep Bank fully advised of its actions and plans to comply with this section and to prevent Prohibited Activities. This section is a material consideration and inducement upon which Bank relies in extending credit and other financial accommodations to the undersigned. Failure by the undersigned to comply with this section shall constitute a material non-curable Event of Default. Notwithstanding anything in this agreement, the Notes or Related Documents regarding rights to cure Events of Default, Bank is entitled upon breach of this section to immediately exercise any and all remedies under this agreement, the Notes, the Related Documents, and by law. In addition and not by way of limitation, the undersigned shall indemnify, defend and hold Bank harmless from and against any loss, claim, damage, liability, fine, penalty, cot or expense (including attorneys' fees and expenses) arising from, out of or related to any Prohibited Activities at or on the Property or Collateral, Prohibited Activities by the undersigned or any lessee of the Property or Collateral, or the undersigned's breach, violation, or failure to enforce or comply with any of the covenants set forth in this section. This indemnity includes, without limitation any claim by any governmental entity or agency, any lessee, or any third person, including any governmental action for seizure or forfeiture of. the Property or Collateral (with or without compensation to Bank, and whether or not Property oi· Collateral is taken free of or subject to Bank's lien or security interest). As used in this section, the word "undersigned" does not include Bank or any individual signing on behalf of Bank.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BORROWER:

Lake Mead Partners, LLC, a Delaware limited liability company

By:	GK Development, Inc., Illinois corporation,Manager

	By:	/s/ Garo Kholamian
Garo Kholamian
President

BANK:

NEVADA STATE BANK

By:	/s/ Greg Barrington
Name:	Greg Barrington
Title:	Sr. Vice Pres.

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EXHIBIT "A"

Legal Description of Property

All that land situated in the County of Clark, State of Nevada, described as follows: PARCELS 1-D AND 1-E:

TRACT 1-A-1: (APN 178-13-612-003)

A PORTION OF LOT ONE (1) OF "LAKE MEAD CROSSING, A COMMERCIAL SUBDIVISION" AS SHOWN BY MAP THEREOF ON FILE IN BOOK 138 OF PLATS, PAGE 17 IN THE OFFICE OF THE COUNTY RECORDER OF CLARK COUNTY, NEVADA, LYING WITHIN THE NORTHEAST QUARTER (NE 1/4) OF THE NORTHEAST QUARTER (NE 1/4) OF SECTION 13, TOWNSHIP 22 SOUTH, RANGE 62 EAST, M.D.M., CITY OF HENDERSON, CLARK COUNTY, NEVADA, MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCING AT THE SOUTHWEST CORNER OF SAID LOT ONE (1); THENCE ALONG THE SOUTHERLY LINE THEREOF, NORTH 80°47'16" EAST, 676.76 FEET TO THE POINT OF BEGINNING; THENCE DEPARTING SAID SOUTHERLY LINE, NORTH 09°12'44" WEST, 329.94 FEET; THENCE NORTH 80°47'16" EAST, 224.75 FEET; THENCE SOUTH 09°12'44" EAST, 168.00 FEET; THENCE NORTH 80°47'16" EAST, 50.00 FEET; THENCE SOUTH 09°12'44" EAST, 161.94 FEET TO A POINT ON THE SOUTHERLY LINE OF SAID LOT ONE (1); THENCE ALONG SAID SOUTHERLY LINE, SOUTH 80°47'16" WEST, 274.75 FEET TO THE POINT OF BEGINNING.

Also known as Parcel 1-D pursuant to that certain Record of Survey Map, as shown by map thereof on file in File of Surveys 197, page 0026, as recorded in the Office of the County Recorder, Clark County, Nevada.

TRACT 1-A-2: (PORTION OF APN 179-18-111-004)

A PORTION OF LOT ONE (1) OF "LAKE MEAD CROSSING, A COMMERCIAL SUBDIVISION" AS SHOWN BY MAP THEREOF ON FILE IN BOOK 138 OF PLATS, PAGE 17 IN THE OFFICE OF THE COUNTY RECORDER OF CLARK COUNTY, NEVADA, LYING WITHIN. THE NORTHWEST QUARTER (NW 1/4) OF THE NORTHWEST QUARTER (NW 114) OF SECTION 18, TOWNSHIP 22 SOUTH, RANGE 63 EAST, M.D.M., CITY OF HENDERSON, CLARK COUNTY, NEVADA, MORE PARTICULARLY DESCRIBED AS FOLLOWS:

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COMMENCING AT THE SOUTHWEST CORNER OF SAID LOT ONE (1); THENCE ALONG THE SOUTHERLY LINE THEREOF, NORTH 80°47'16" EAST, 1118.51 FEET TO THE POINT OF BEGINNING; THENCE DEPARTING SAID SOUTHERLY LINE, NORTH 09°12'44" WEST, 161.94 FEET; THENCE NORTH 80°47'16" EAST, 93.00 FEET; THENCE NORTH 09°12'44" WEST, 183.00 FEET; THENCE NORTH 80°47'16" EAST, 81.31 FEET; THENCE NORTH 09°12'44" WEST, 60.70 FEET; THENCE SOUTH 80°47'16" WEST, 62.00 FEET; THENCE NORTH 09°12'44" WEST, 322.25 FEET; THENCE NORTH 80°47'16" EAST, 20.72 FEET; THENCE NORTH 09°12'44" WEST, 254.33 FEET; TIIENCE NORTH 80°47'16"EAST, 72.57 FEET; THENCE NORTH 09°12'44" WEST, 136.96 FEET TO A POINT ON THE NORTHERLY LINE OF SAID LOT ONE (1); THENCE ALONG SAID NORTHERLY LINE, NORTH 80°47'16" EAST, 675.81 FEET; THENCE DEPARTING SAID NORTHERLY LINE, SOUTH 09°10'42" EAST, 399.22 FEET; THENCE NORTH 80°44'58" EAST, 49.96 FEET; THENCE SOUTH 09°22'17" EAST, 720.00 FEET TO A POINT ON THE SOUTHERLY LINE OF SAID LOT ONE (1);THENCEALONG SAID SOUTHERLY LINE, SOUTH 80°47'16" WEST, 933.14 FEET TO THE POINT OF BEGINNING.

EXCEPTING THEREFROM THAT PORTION DESCRIBED IN DEED RECORDED JUNE 29, 2012 IN BOOK 20120629 AS DOCUMENT NO. 01360, OFFICIAL RECORDS, CLARK COUNTY, NEVADA.

FURTHER EXCEPTING THEREFROM THAT PORTION DESCRIBED IN DEED RECORDED APRIL 20,2012 IN BOOK 20120420 AS DOCUMENT NO. 03135, ANDRE- RECORDED JULY 02,2012 IN BOOK 20120702 AS DOCUMENT NO. 02271, OFFICIAL RECORDS, CLARK COUNTY, NEVADA.

Also known as Parcel l-E pursuant to that certain Record of Survey Map, as shown by map thereof on file in File of Surveys 197, page 0026, as recorded in the Office of the County Recorder, Clark County, Nevada.

TRACT 1B:

NON EXCLUSIVE EASEMENTS AS GRANTED IN THE "OPERATION AND EASEMENT AGREEMENT" RECORDED OCTOBER 30, 2006 IN BOOK 20061030 AS INSTRUMENT NO. 0005993 OF OFFICIAL RECORDS, CLARI( COUNTY, NEVADA.

TRACT lC:

ACCESS EASEMENT AS GRANTED IN THE "DECLARATION OF RESERVED EASEMENTS" RECORDED OCTOBER 26, 2006 INBOOK 20061026 AS INSTRUMENT NO. 0006039 OF OFFICIAL RECORDS, CLARI( COUNTY, NEVADA, SUBJECT TO THE TERMS SET FORTH THEREIN.

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